Board of Directors
Elgrande.com, Inc.
Vancouver, British Columbia
CANADA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit report dated July 19, 2004 except Note 13 which is dated October 20, 2004, on the financial statements of Elgrande.com, Inc., as of May 31, 2004 as incorporated by reference in the Form S-8.

Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

July 26, 2005